Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 and related Prospectus of Infrastructure and Energy Alternatives, Inc., of our independent auditors’ report dated September 20, 2018, relating to the consolidated financial statements of Consolidated Construction Solutions I LLC and Subsidiaries dba The ACC Companies as of and for the years ended December 31, 2017, 2016 and 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.
Phoenix, Arizona
January 29, 2020